UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 26, 2014

TransEnterix, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-19437	11-2962080
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

635 Davis Drive, Suite 300, Morrisville, North Carolina		27560
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	919-765-8400

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On September 26, 2014, TransEnterix, Inc. (the "Company") and its operating subsidiaries entered into an amended and restated loan and security agreement (the "Loan Agreement") with Silicon Valley Bank, as Lender and Oxford Finance LLC, as Lender and Collateral Agent (collectively, the "Lenders"). Under the Loan Agreement, the Lenders have agreed to make certain term loans in an aggregate principal amount of up to $25,000,000, with the first tranche adding to the outstanding principal amount of the existing term loan, which is $5,603,646, borrowed by the Company from the Lenders under the prior loan and security agreement, as amended (the "Original Loan Agreement") for an aggregate of $10,000,000 in borrowings as of September 26, 2014. Two additional tranches are to be made available as follows. The second tranche of $5,000,000 will be available at any time prior to one year after the closing date when the Company files a 510(k) application for its SurgiBot™ system, and completes an offering of its equity securities at or above an agreed upon amount. The third tranche of $10,000,000, will be made available to the Company at any time prior to two years after the closing date upon recognition of at least $10,000,000 of trailing six-month revenues from the SurgiBot system and SurgiBot-related products. The Company is entitled to make interest-only payments for 12 months, which interest-only period is extended to 18 months if the Company receives 510(k) clearance for its SurgiBot system at any time before October 31, 2015. The maturity date of the term loans is April 1, 2018 without the interest-only extension and October 1, 2018 with the interest-only extension.

The term loans bear interest at a fixed rate equal to 7.50% per annum, subject to adjustment at funding for subsequent tranches on an increase in LIBOR above a designated rate. The term loans will be required to be prepaid if the term loans are accelerated following an event of default. In addition, the Company is permitted to prepay the term loans in full at any time upon 10 days’ written notice to the Lenders. Upon the earliest to occur of the maturity date, acceleration of the term loans, or prepayment of a term loan, the Company is required to make a final payment equal to the original principal amount of each term loan multiplied by 5.45% without the interest-only extension or 6.75% with the interest-only extension (the "Final Payment Fee"). Any prepayment, whether mandatory or voluntary, must include the Final Payment Fee, interest at the default rate (which is the rate otherwise applicable plus 5%) with respect to any amounts past due, and the Lenders’ expenses and all other obligations that are due and payable to the Lenders.

In connection with the entry into the Loan Agreement, the Company became obligated to make a payment equal to the accrued portion of the 3.33% final payment fee due under the Original Loan Agreement plus a facility fee payment of $75,000. In addition, in connection with the first tranche borrowings, the Company issued warrants to the Lenders to purchase shares of the Company’s common stock. Additional warrants will be issued if additional tranche term loans are made under the Loan Agreement. The warrants expire seven years from their respective issue date.

The Loan Agreement is secured by a security interest in assets of the Company and its current and future subsidiaries, including a security interest in intellectual property proceeds, but excluding a current security interest in intellectual property. The Loan Agreement contains customary representations (tested on a continual basis) and covenants that, subject to exceptions, restrict the Company’s ability to do the following things: declare dividends or redeem or repurchase equity interests; incur additional liens; make loans and investments; incur additional indebtedness; engage in mergers, acquisitions, and asset sales; transact with affiliates; undergo a change in control; add or change business locations; and engage in businesses that are not related to its existing business.

The foregoing is a summary of the Loan Agreement and the warrants and is qualified in its entirety by reference to the complete text of the Loan Agreement and form of Warrant to Purchase Common Stock, which are filed as Exhibits 10.1 and 4.1, respectively to this Current Report on Form 8-K and incorporated by reference herein..

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information disclosed under Item 1.01 of this Current Report on Form 8-K is incorporated by reference under this Item 2.03.

Item 3.03 Material Modifications to Rights of Security Holders.

The Loan Agreement imposes restrictions on the Company's ability to declare dividends.

Item 9.01 Financial Statements and Exhibits.

Exhibit No. Description
4.1 Form of Warrant to Purchase Common Stock for warrants issued to the Lenders

10.1 Amended and Restated Loan and Security Agreement, dated September
26, 2014, by and among TransEnterix, Inc., TransEnterix Surgical,
Inc. and SafeStitch LLC, as Borrower, and Oxford Finance LLC, as
Lender and Collateral Agent, and Silicon Valley Bank, as Lender
(including form of Secured Promissory Note as Exhibit D)

99.1 Press release issued by the Company dated September 30, 2014

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TransEnterix, Inc.

September 30, 2014	By:	Joseph P. Slattery

Name: Joseph P. Slattery
Title: EVP and CFO

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Exhibit Index

Exhibit No.	Description

4.1	Form of Warrant to Purchase Common Stock for warrants issued to the Lenders
10.1	Amended and Restated Loan and Security Agreement, dated September 26, 2014, by and among TransEnterix, Inc., TransEnterix Surgical, Inc. and SafeStitch LLC, as Borrower, and Oxford Finance LLC, as Lender and Collateral Agent, and Silicon Valley Bank, as Lender (including form of Secured Promissory Note as Exhibit D)
99.1	Press release issued by the Company dated September 30, 2014